Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”), entered into by and between John C. McKeon (“you” or the “Employee”) and The Dallas Morning News, Inc. (the “Company”) (collectively, the “Parties”) as of the Effective Date, arises from the separation of your employment.

This Agreement is legally-binding. You are hereby advised to consult with an attorney before signing it.

You acknowledge, and hereby agree, that your employment with Company shall end on the Separation Date, as defined below. The Company has offered you the severance benefits described in Paragraph 1 below in conjunction with your separation. You agree that you are not entitled to any severance benefits unless you execute this Agreement and do not revoke it during the revocation period described below.

1.	Severance Benefits. You shall receive: (a) a lump-sum severance payment in the amount of $123,077.00, subject to applicable taxes and related withholdings; (b) a lump-sum payment in an amount equal to six times the monthly COBRA premium applicable to your coverage level under the A. H. Belo Health Care and Welfare Benefit Plan; (c) any bonus you may be eligible for under the bonus plan set forth in the March 10, 2011 letter to Incentive and Performance Compensation Plan Participants, as determined and approved by the Compensation Committee, and (d) outplacement assistance with a company selected by the Company, the cost of which shall not exceed $2,500.00. Payments (a) and (b) shall be made within ten business days of the Separation Date, and payment (c) will be paid at the same time other bonus plan participants are paid. In the event that you choose not to execute this Agreement, or execute and subsequently revoke this Agreement, you will be ineligible for any severance benefits, and your separation will become effective immediately upon the expiration of the Consideration Period (defined below), or immediately upon revocation, should you execute and subsequently revoke. You acknowledge that these severance benefits are in addition to any monies or benefits to which you are already entitled and that the severance benefits represent good and sufficient consideration for the releases set forth in this Agreement.

2.	Separation Date. Your last day of employment with the Company shall be May 31, 2012, or, should you become gainfully employed with another company prior to such date, then your last day of employment with the Company shall be the later of either April 1, 2012 or the final business day before your first day of employment with such other company.

3.

General Release. In consideration for the severance benefits described in this Agreement, to which you are otherwise not entitled, you agree to waive and release Company, its affiliates and subsidiaries, and all of their current and former respective officers, directors, employees, stockholders, representatives and agents, including their successors and assigns (collectively the “Releasees”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Releasees’ refusal or failure to continue your employment; or (iii) the termination of your employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Chapter 21 of the Texas Labor Code or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by Federal, State, local or other jurisdiction or political subdivision.

4.	Waiver of Claims. By signing this Agreement, you—on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any— agree to give up any right or entitlement you may have under Federal, State or local law against the Releasees, including but not limited to The Age Discrimination in Employment Act of 1967, as amended, concerning any events related to your employment or termination, or Company’s failure to continue your employment. This Agreement extinguishes any potential monetary recovery from employment discrimination claims you may have relating to your employment with Company and Company’s termination of your employment existing on the date you sign this Agreement. Nothing in this Agreement will prevent you from initiating or participating in any State or Federal agency administrative proceeding including proceedings before the Equal Employment Opportunity Commission or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.

You represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim released under this Agreement, you shall not accept any benefits or damages relating or arising out of such claim.

5.	Company Property. You shall return all Company property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers, in accordance with Company’s policies and rules, on or before the Separation Date, or if you failed to do so, immediately upon finding any such items in your possession. You shall not destroy, alter, erase, or otherwise change any software, data, or other information belonging to Company. Further, you hereby consent to pay Company the value of any Company property, equipment and tangible things that you fail to return and any monies you owe Company, up to the maximum amount allowed by law.

6.

Confidential Information and Trade Secrets. You acknowledge that during your employment with Company, you have been given access to and use of trade secrets, proprietary data, financial information, and other confidential information, which were developed at considerable effort and expense to the Company, and which if used by Company’s competitors would give them an unfair business advantage. You understand and agree that this information, if used by or disclosed to anyone but Company and its employees with a need to know, will place Company at a competitive disadvantage. You further acknowledge that you have not used or disclosed such trade secrets, proprietary data, or other confidential information during your employment with

Company, except as authorized in writing by Company or in the normal exercise of your job duties for the benefit of the Company.

In further consideration for the above-recited covenants, promises and statements of understanding between the parties, including the severance benefits described in this Agreement, to which you are otherwise not entitled, you agree that you shall not, without the prior express written consent of the Company, directly or indirectly communicate or disclose, or use for your benefit or the benefit of any other person, firm, association, or corporation, any of the Releasees’ trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by you during your employment relationship with the Company, except that you may disclose such matters to the extent that disclosure is required (a) at the Company’s direction or (b) by a lawful order of a court or other governmental agency of competent jurisdiction. For so long as such matters remain trade secrets, proprietary data, or other confidential information, you agree that you will not use such trade secrets, proprietary data, or other confidential information in any way or in any capacity other than as expressly consented to by the Company.

Such trade secrets, proprietary data, or other confidential information include, but are not limited to, the following: information concerning strategic plans or product development plans, business plans or methods; cost or pricing information; vendor and supplier information; customer lists or related data; information regarding proposed joint ventures, mergers, acquisitions, and other such anticipated or contemplated business ventures of the Company; projects, whether completed, in progress, or only contemplated by Company; investment opportunities and other information related to the Company’s investments, whether past, present or future; confidential financial information; personnel information; ideas; discoveries; designs; inventions; improvements; know-how; writings and other works of authorship; computer programs; accounting information; analyses; studies; technology; programs; flow charts; information regarding products or techniques; strategies; or, any other business information that relates in any manner to the actual or anticipated business of the Company, and which the Company has not intentionally disclosed to its competitors or to the general public.

Nothing in the above paragraph shall be construed to restrict you from using and/or disclosing your own ideas, discoveries, designs, inventions, improvements, know-how, writing and other works of authorship; computer programs; accounting information; analyses; studies; technology; programs; flow charts; information regarding products or techniques; and strategies if such information was developed on your own time, was not disclosed to the Company, and was unrelated to work performed by you on behalf of the Company.

The obligations set forth herein shall be in addition to any other confidentiality obligations that you may have to any of the Releasees.

You further acknowledge that the injury the Releasees will suffer in the event of your breach of any covenant or agreement set forth in Paragraphs 5, 6, 7, 8 or 9 herein cannot be compensated by monetary damages alone, and you therefore agree that the Releasees, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against you.

7.

Non-compete. For two years following the Separation Date, you will not, as employee, officer, principal, partner, director, agent, employee or consultant, or in any other capacity, work for, engage, consult, assist or advise in any manner similar to or consistent with your job and duties at the Company, any company, firm, entity or person which competes with the Company (in any of its product lines), and whose operations and/or primary audience is within 120 miles of the Company’s headquarters in Dallas, Texas.

8.	Nondisparagement. You shall not make any untrue, misleading, or disparaging statements, or comments concerning the Releasees, nor shall any of the officers of the Company make any such comments or statements concerning you.

9.	Nonsolicitation. For two years following the Separation Date, you shall not, directly or indirectly, for your own account or for the benefit of any other person, entity, business or company, solicit or encourage any current employees of Company to leave their employment with Company or to work for any business entity with which you may become employed or otherwise affiliated.

10.	Cooperation and Assistance. For two years following the Separation Date, you will voluntarily comply with the Company’s reasonable requests for your assistance with or attendance at meetings, depositions, court hearings, trial, or other events or proceedings relating to or in connection with any legal proceedings to which the Company or any of its subsidiaries or affiliates are a party; provide that you shall be entitled to reimbursement for lost wages, if any, incurred as a result of such requests, as well as reasonable and properly documented travel and related expenses incurred by you as a result of your attendance at such events. Notwithstanding the foregoing, you will not be paid for any time spent giving testimony, whether it be as a deponent, trial witness, or otherwise.

11.	Resignation from Boards and Other Positions. On or before the Separation Date, you shall voluntarily resign from all Board of Director positions held as an employee or representative of the Company or any of its subsidiaries or affiliates, the Management Committee of A. H. Belo Corporation, and as an executive officer of the Company, and from any other officer positions you hold for any A. H. Belo Corporation company of affiliate. You agree to execute and deliver all documents necessary to effectuate such actions.

12.	No Authority. As of January 13, 2012, you shall have no authority to obligate Company in any manner, and shall not enter into, or attempt to enter into, any contracts on Company’s behalf. You shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate Company or to enter into a contract on Company’s behalf.

13.	No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees have acted wrongfully to you. Each of the Releasees specifically denies and disclaims any such liability or wrongful acts.

14.	Venue and Applicable Law. This Agreement shall be performed in Dallas, Texas, and the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The parties shall submit to the jurisdiction of the federal and state courts sitting in Dallas, Texas, for all purposes relating to the validity, interpretation or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

15.	Remedies. Any material breach by you of the terms and conditions contained in this Agreement shall give Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle Company to legal, injunctive, or other equitable relief on account of such breach.

16.	Entire Agreement. This Agreement constitutes our entire agreement and supersedes any prior agreements or understandings between Company and you with respect to the subject matter herein, except for any confidentiality obligations referred to elsewhere herein. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

17.	Severability. If any provision of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions shall remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

18.	Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

19.	Waiver. If you breach any term of the Agreement, any delay by Company to enforce the Agreement shall not be deemed a waiver or acceptance. No waiver shall bind Company unless supported by consideration, executed in writing, and delivered to you by an authorized Company officer.

20.	Attorneys’ Fees. In any dispute between Company and you regarding the terms of this Agreement and/or any alleged breach thereof, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

21.	Knowing and Voluntary Agreement. You are advised in writing to consult with an attorney before executing this Agreement. You acknowledge and agree that: (i) after you received a copy of this Agreement in writing you had adequate opportunity to review this Agreement; (ii) you fully understand its contents; (iii) you have been advised to consult an attorney before signing it; and (iv) you enter into this Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor, as you deem appropriate.

22.	Review Period, Execution and Revocation. You acknowledge that you had at least 21 calendar days from your receipt of this Agreement to consider whether to accept its terms (the “Consideration Period”). You agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period. After signing the Agreement, and returning it to Daniel J. Blizzard, Secretary & Assistant Treasurer, 508 Young Street, Dallas, Texas 75202, you will have seven (7) calendar days to consider whether to revoke it. The Agreement will not be effective until the expiration of seven (7) calendar days after you sign the Agreement without revoking it. You acknowledge that this Agreement will become effective, fully enforceable and irrevocable following the expiration of seven (7) days after your signing of this Agreement (“Effective Date”). Revocation must be communicated in writing to Daniel J. Blizzard to be effective.

IN WITNESS WHEREOF, this Confidential Severance Agreement and General Release has been executed by each of the listed parties below.

JOHN C. McKEON	THE DALLAS MORNING NEWS, INC.

Printed Name: John C. McKeon	By: /s/ Daniel J. Blizzard
Signature: /s/ John C. McKeon	Its: Secretary & Assistant Treasurer

Date: 1/13/12	Date: 1-3-12